UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 8, 2010

Genesee & Wyoming Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31456	06-0984624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

66 Field Point Road, Greenwich, Connecticut	06830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 629-3722

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

Genesee & Wyoming Inc. (the “Company”) announced that it has entered into a Business Sale Agreement, dated as of June 9, 2010 (the “Purchase Agreement”), with FreightLink Pty Ltd (receivers and managers appointed) (“FL”), Asia Pacific Transport Pty Ltd (receivers and managers appointed) (“APT”) and the other APT joint venture sellers (together with FL and APT, “FreightLink”) and the Company’s wholly owned subsidiary GWA (North) Pty Ltd (“Acquisition Sub”). The Purchase Agreement contemplates that Acquisition Sub will acquire the business and business assets of FreightLink for A$334 million (US$277.2 million at current exchange rates), plus the assumption of debt with a carrying value of A$1.7 million (US$1.4 million), and that the Company will guaranty Acquisition Sub’s obligations and performance under the Purchase Agreement. In addition, under the Purchase Agreement, the Company is required to pay all stamp duty (an Australian asset transfer tax) related to the acquisition.

The acquisition will involve the purchase of FreightLink’s freight rail business between Tarcoola, South Australia and Darwin in the Northern Territory of Australia and the benefit of certain material contracts, equipment leases and property leases, as well as FreightLink’s goodwill, intellectual property, and plant, equipment and business inventory. As FreightLink is currently in receivership, the sale is being conducted by FreightLink’s receivers on its behalf. As is broadly consistent with market practice and a competitive bid process, the receivers have required comprehensive exclusions, limitations and releases on their liability under the Purchase Agreement which restrict the ability to bring claims against the receivers or FreightLink. In addition, FreightLink and the receivers have made limited representations and warranties, and then only in relation to the proper appointment of the receivers and the authority to enter into the Purchase Agreement.

The Purchase Agreement has customary provisions related to breach and covenants prior to completion, including that the receivers have agreed to carry on the business up to closing consistent with ordinary course of business.

The acquisition of FreightLink is contingent upon customary closing conditions, including the receipt of certain governmental approvals. FreightLink or Acquisition Sub may terminate the Purchase Agreement if the closing conditions are not satisfied on or prior to the date that is 150 days after the signing of the Purchase Agreement. Acquisition Sub may also terminate the Purchase Agreement in other limited circumstances prior to closing. If the Purchase Agreement is terminated, then the parties are released from further obligations under the Purchase Agreement but remain liable in respect of pre-existing breaches.

The Purchase Agreement is governed by the laws of New South Wales, Australia.

The Company expects to close the acquisition and commence operations in the fourth quarter of 2010.

The Company’s Australia Region, Genesee & Wyoming Australia (“GWA”), has managed FreightLink’s above rail services since FreightLink’s inception in 2004 and currently provides the majority of FreightLink’s crews, manages FreightLink’s train operations and also leases locomotives and wagons to FreightLink.

On June 8, 2010, the Company issued a press release announcing the acquisition of FreightLink. A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 9.01.	Financial Statements and Exhibits

(d) Exhibit.

Exhibit No.	Description

99.1	Press release, dated June 8, 2010, announcing the acquisition of FreightLink

Forward-Looking Statements

Certain statements in this report that discuss the Company’s expectations, including with respect to the anticipated timing of the transaction, are forward-looking statements within the meaning of the federal securities laws and are based upon the Company’s current belief as to the outcome of future events. Forward-looking statements include statements regarding future events and the future performance of the Company that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, economic, political and industry conditions; customer demand, retention and contract continuation; legislative and regulatory developments; increased competition in relevant markets; funding needs and financing sources; susceptibility to various legal claims and lawsuits; strikes or work stoppages; severe weather conditions and other natural occurrences; and others. Words such as “anticipates,” “intends,” “plans,” “believes,” “seeks,” “expects,” “estimates,” variations of these words and similar expressions are intended to identify these forward-looking statements. The Company refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as the Company’s Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this report. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. The Company cautions investors and potential investors not to place undue reliance on such statements and disclaims any intention to update the current expectations or forward-looking statements contained in this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2010

GENESEE & WYOMING INC.

By:	/s/ Timothy J. Gallagher
Name:	Timothy J. Gallagher
Title:	Chief Financial Officer